UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 26, 2016

HOUSTON AMERICAN ENERGY CORP.

(Exact name of registrant as specified in Charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

801 Travis St., Suite 1425

Houston, Texas 77002

(Address of Principal Executive Offices)(Zip Code)

713-222-6966

(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 26, 2016, Houston American Energy Corp. (the “Company”) received notification (the “Deficiency Letter”) from the NYSE MKT LLC that it continues to be in non-compliance with certain NYSE MKT continued listing standards relating to stockholders’ equity and stock price. Specifically, the Company is not in compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide (requiring stockholders’ equity of $6.0 million or more if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years) and Section 1003(f)(v) (regarding the sale of a listed company’s stock at a low price per share for a substantial period of time).

As previously reported in a Current Report on Form 8-K filed on March 22, 2016, the NYSE MKT had previously notified the Company that its continued listing was predicated on effecting a reverse stock split of its common stock or otherwise demonstrating sustained price improvement by no later than September 19, 2016. The Deficiency Letter reflects the determination by NYSE Regulation that the Company failed to demonstrate sustained price improvement, through a reverse split or otherwise, by the September 19, 2016 deadline. Pursuant to the Deficiency Letter, NYSE Regulation has granted to the Company an extension to the cure period with respect to its stock price through January 3, 2017. If the Company is not in compliance with the continued listing standards by January 3, 2017, or if it does not make progress consistent with the plan in the interim, the NYSE Regulation staff may initiate delisting proceedings as appropriate.

The Company issued a press release on September 27, 2016, announcing that it had received the Deficiency Letter. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release, dated September 27, 2016, regarding NYSE MKT notice of non-compliance

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.

Dated: September 27, 2016	By:	/s/ John P. Boylan
John P. Boylan, President

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